Exhibit 10.1

MUTUAL TERMINATION AND RELEASE AGREEMENT

THIS MUTUAL TERMINATION AND RELEASE AGREEMENT, dated as of May 4, 2005 (the “Effective Date”), by and between Consolidated Edison, Inc., a New York corporation (“CEI”), and FiberNet Telecom Group, Inc., a Delaware corporation (“FiberNet”) (CEI and FiberNet are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS, the Parties entered into that certain Stock Purchase Agreement dated as of December 10, 2004 (as clarified by that certain letter agreement dated as of January 13, 2005 and together with the schedules and any and all revised or updated schedules to such Stock Purchase Agreement as well as the “Company Employee List,” the “Contracts List,” the “Insurance and Bond List,” the “Performance Statistics Charts” and the “Stock Options List” referenced in and/or furnished pursuant to such Stock Purchase Agreement and any and all revisions or updates thereto, the “Agreement”); and

WHEREAS, upon the terms hereof, each Party desires to terminate the Agreement and release the other Party from, and waive as against the other Party, any and all Claims (as defined below) arising from the Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound hereby, agree as follows:

1. The Agreement and all of the respective rights and obligations of the Parties thereunder are hereby terminated by mutual consent of the Parties effective as the Effective Date.

2. CEI hereby irrevocably and unconditionally releases and forever discharges FiberNet, its subsidiaries and affiliates and the directors, trustees, officers, employees, shareholders, and representatives (including, without limitation, financial advisors and legal advisors) of each of FiberNet, its subsidiaries and affiliates (collectively, the “FiberNet Releasees”) from, waives as against the FiberNet Releasees, and covenants not to directly or indirectly assert, prosecute, institute, fund or cause to be asserted, prosecuted, instituted or funded against any FiberNet Releasee, any and all claims, suits, proceedings, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses whatsoever (collectively, “Claims”) arising from the Agreement, the transactions contemplated thereby, the auction process leading to the Agreement, the negotiation of the Agreement, and/or the performance or non-performance of the Agreement, regardless of whether such Claims are based on contract, warranty, tort, or otherwise; provided, however, that the foregoing release, discharge, waiver and covenant does not pertain to or affect that certain confidentiality agreement dated February 17, 2004 between FiberNet and CEI (the “Confidentiality

Agreement”), which Confidentiality Agreement and any and all rights and obligations thereunder shall survive the execution and delivery of this Mutual Termination And Release Agreement and continue in full force and effect in accordance with the terms of the Confidentiality Agreement and, provided further, that, notwithstanding anything to the contrary in this Mutual Termination And Release Agreement, FiberNet remains responsible for any and all payments that may be or become due or owing to Deloitte & Touche LLP and/or its subsidiaries or affiliates (collectively, “Deloitte”) for the performance by Deloitte of any services relating to the Company and/or any of the Subsidiaries (as such initially capitalized terms are defined in the Agreement) or the books or records of the Company or any of the Subsidiaries in connection with the Agreement, the transactions contemplated thereby, the auction process leading to the Agreement, the negotiation of the Agreement, and/or the performance or non-performance of the Agreement, and the foregoing release, discharge, waiver and covenant does not pertain to or affect such responsibility of FiberNet.

3. FiberNet hereby irrevocably and unconditionally releases and forever discharges CEI, its subsidiaries and affiliates and the directors, trustees, officers, employees, shareholders and representatives (including, without limitation, financial advisors and legal advisors) of each of CEI, its subsidiaries and affiliates (collectively, the “CEI Releasees”) from, waives as against the CEI Releasees, and covenants not to directly or indirectly assert, prosecute, institute, fund or cause to be asserted, prosecuted, instituted or funded against any CEI Releasee, any and all Claims arising from the Agreement, the transactions contemplated thereby, the auction process leading to the Agreement, the negotiation of the Agreement, and/or the performance or non-performance of the Agreement, regardless of whether such Claims are based on contract, warranty, tort, or otherwise; provided, however, that the foregoing release, discharge, waiver and covenant does not pertain to or affect the Confidentiality Agreement, which Confidentiality Agreement and any and all rights and obligations thereunder shall survive the execution and delivery of this Mutual Termination And Release Agreement and continue in full force and effect in accordance with the terms of the Confidentiality Agreement.

4. CEI represents and warrants that, as of the Effective Date: (i) CEI has all necessary corporate power and authority to execute, deliver, and perform this Mutual Termination And Release Agreement; (ii) the execution, delivery, and performance of this Mutual Termination And Release Agreement have been duly and validly authorized by all necessary corporate action on the part of CEI; (iii) this Mutual Termination And Release Agreement has been duly and validly executed and delivered by CEI and, assuming the due authorization, execution and delivery of this Mutual Termination And Release Agreement by FiberNet, constitutes the legal, valid and binding obligations of CEI enforceable against CEI in accordance with its terms; and (iv) CEI has not assigned, conveyed or otherwise transferred any Claims that are the subject of the release by CEI in Section 2 above.

5. FiberNet represents and warrants that, as of the Effective Date: (i) FiberNet has all necessary corporate power and authority to execute, deliver, and perform this Mutual Termination And Release Agreement; (ii) the execution, delivery, and performance of this Mutual Termination And Release Agreement have been duly and validly authorized by all necessary corporate action on the part of FiberNet; (iii) this Mutual Termination And Release Agreement has been duly and validly executed and delivered by FiberNet and, assuming the due authorization, execution and delivery of this Mutual Termination And Release Agreement by CEI, constitutes the legal, valid and binding obligations of FiberNet enforceable against FiberNet in accordance with its terms; and (iv) FiberNet has not assigned, conveyed or otherwise transferred any Claims that are the subject of the release by FiberNet in Section 3 above.

6. This Mutual Termination And Release Agreement may not be amended, supplemented or otherwise modified except by written instrument executed by each of CEI and FiberNet.

7. This Mutual Termination And Release Agreement constitutes the entire understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the Parties with respect to such subject matter.

8. Any provision of this Mutual Termination And Release Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Mutual Termination And Release Agreement. If any provision of this Mutual Termination And Release Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

9. All notices and other communications hereunder shall be in writing and shall be deemed given and delivered if they are: (a) delivered in person, (b) transmitted by facsimile (followed by delivery by mail or courier), (c) delivered by certified or registered mail (return receipt requested), or (d) delivered by a nationally recognized express courier (with confirmation) to a Party at its address listed below (or at such other address as such Party shall deliver to the other Party by like notice):

If to CEI, to:	If to FiberNet, to:

Consolidated Edison, Inc.	FiberNet Telecom Group, Inc.
4 Irving Place, Room 1810-S	570 Lexington Avenue
New York, NY 10003	New York, NY 10022
Facsimile: (212) 677-5850	Facsimile: (212) 421-8920
Attention: General Counsel	Attention: President

10. This Mutual Termination And Release Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Mutual Termination And Release Agreement may not be assigned by either Party without the prior written consent of the other Party.

11. This Mutual Termination And Release Agreement shall not be binding until it is executed by each Party and delivered to the other Party. This Mutual Termination And Release Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the Parties need not sign the same counterpart.

12. This Mutual Termination And Release Agreement has been jointly prepared by the Parties and the terms hereof shall not be construed in favor of or against any Party on account of its participation in such preparation.

13. This Mutual Termination And Release Agreement shall be governed by and interpreted and construed in accordance with the law of the State of New York without recourse to such state’s choice of law principles.

14. Each Party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Mutual Termination And Release Agreement. Each Party agrees to commence any action, suit or proceeding arising out of this Mutual Termination And Release Agreement in the United States District Court for the Southern District of New York or, if such suit, action or proceeding may not be brought in such court due to subject matter jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the Parties further agrees that service of process, summons, notice or document by hand delivery or U.S. certified mail at the address specified for such Party in Section 9 hereof (or such other address specified by such party from time to time pursuant to Section 9 hereof) shall be effective service of process for any such suit, action or proceeding brought against such Party in any such court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Mutual Termination And Release Agreement in (a) the United States District Court for the Southern District of New York, or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right to effect service of process in any other manner permitted by law.

15. EACH PARTY AGREES THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY ANY PARTY OR ANY SUCCESSOR OR ASSIGN OF ANY PARTY, WHICH ARISES FROM THIS MUTUAL TERMINATION AND RELEASE AGREEMENT SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. EACH PARTY HAS ENTERED INTO THIS MUTUAL TERMINATION AND RELEASE AGREEMENT IN RELIANCE UPON THIS WAIVER OF JURY TRIAL.

IN WITNESS WHEREOF, the Parties have executed this Mutual Termination And Release Agreement as of the Effective Date.

CONSOLIDATED EDISON, INC.		FIBERNET TELECOM GROUP, INC.

By:		By:
	Stephen B. Bram		Jon A. DeLuca
	Group President Energy		President and Chief
	and Communications		Executive Officer

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